Exhibit 99.1

FOR IMMEDIATE RELEASE

Tuesday, August 5, 2014

GANNETT TO CREATE TWO INDUSTRY-LEADING COMPANIES WITH SCALE THROUGH SPIN-OFF OF PUBLISHING BUSINESS TO GANNETT SHAREHOLDERS

WILL ALSO ACCELERATE GROWTH OF DIGITAL PORTFOLIO WITH $1.8 BILLION ACQUISITION OF REMAINING 73% INTEREST IN CARS.COM

McLean, VA, August 5, 2014 – Gannett Co., Inc. (NYSE: GCI) today announced its plan to create two publicly traded companies with scale: one exclusively focused on its Broadcasting and Digital businesses, and the other on its Publishing business. The planned separation of the Publishing business will be implemented through a tax-free distribution of Gannett’s Publishing assets to shareholders. The transaction will create two focused companies with increased opportunities to grow organically across all businesses as well as pursue strategic acquisitions.

Gannett has also signed a definitive agreement to acquire full ownership of Cars.com, one of the leading digital companies in the automotive space. Under the agreement, Gannett will acquire the 73% interest it does not already own in Classified Ventures LLC, which owns Cars.com, for $1.8 billion in cash.

Gracia Martore, president and chief executive officer, said, “The bold actions we are announcing today are significant next steps in our ongoing initiatives to increase shareholder value by building scale, increasing cash flow, sharpening management focus, and strengthening all of our businesses to compete effectively in today’s increasingly digital landscape. Cars.com doubles our growing digital business, while our recent acquisitions of Belo and London Broadcasting doubled our broadcasting portfolio. These acquisitions, combined with our successful initiatives over the past 2-1/2 years to strengthen our Publishing business, make this the right time for a separation into two market-leading companies.”

Martore continued, “These transformative transactions will give both the Publishing company and the Broadcasting and Digital company enhanced strategic, operating, financial, and regulatory flexibility to pursue growth and consolidation opportunities in their respective markets, while delivering strong cash flow to build further upon Gannett’s long-standing traditions of award-winning journalism and service to our local communities. We are creating two companies that will be among the largest and strongest in their peer groups, with increased abilities to focus resources on the most promising areas of their businesses. At the same time, we expect to structure this transaction in a way that preserves core advertiser relationships and local marketing capabilities through permissible shared service agreements that will allow both companies to continue to benefit from cross-platform sales and content sharing opportunities. We believe separating these businesses will unlock shareholder value both in the near term and increasingly as they develop independently in the future.”

Marge Magner, chairman of the Board, said “Gannett has made huge strides in strengthening each of its businesses over the past few years, and the Board believes that the creation of two highly focused companies with enhanced financial and regulatory flexibility will accelerate growth and create additional value for our shareholders.”

Gannett believes the separation will result in material benefits to both companies, including:

•	Creation of a stronger growth profile and a more competitive position for each company with enhanced management focus and resources more directly aligned with strategic priorities to drive innovation and value creation

•	Optimization of capital structures based on the profitability, cash flow, and growth opportunities of each independent company

•	Realization of more targeted investment opportunities for shareholders with trading valuations that more accurately reflect the distinctive characteristics of each business

•	Opportunity to pursue value-enhancing acquisitions in each company with fewer regulatory obstacles

Gannett expects the Publishing business will be virtually debt-free after the separation, with all of Gannett’s existing debt retained by the Broadcasting and Digital company. Gannett anticipates the initial combined dividend of the two independent companies will not be less than Gannett’s current $0.20 per share quarterly cash dividend.

Cars.com

Gannett is acquiring full ownership of Cars.com – a leading destination for online car shoppers providing credible and easy-to-understand information from consumers and experts – through the acquisition of the 73% equity interest in Classified Ventures LLC that it does not already own. Cars.com allows consumers to search, compare and connect with sellers and dealers, and provides buyers with greater control over the shopping process. It is now the #2 auto-related site with approximately 30 million visits per month, and annual visits have grown at a rate of 17% for the last several years. Since its inception, Cars.com has grown consistently, and today the site displays approximately 4.3 million new and used cars from nearly 20,000 dealers.

Acquiring all of Cars.com further accelerates Gannett’s digital transformation and is consistent with the company’s focus on local media and marketing services. The automotive sector is the single largest and most important vertical for local advertising revenue, and Cars.com is one of the few proven and established digital solutions of scale in this market. Gannett will enter into new 5-year affiliate agreements with the existing owner-affiliates of Cars.com upon the closing date. The company expects the transaction to be accretive to free cash flow by approximately $0.43 per share and neutral to non-GAAP earnings per share in 2015, growing thereafter.

The transaction is expected to contribute approximately $155 million in annual incremental 2014 pro forma EBITDA to Gannett, which includes the impact of the new affiliate agreements. The transaction price implies a multiple of 11.7x pro forma 2014 estimated incremental EBITDA. Based on the more favorable economics associated with the new affiliate agreements, as well as anticipated cost efficiencies, the company expects a pro forma 2015 estimated incremental EBITDA multiple of 9.2x. The company will maintain a strong balance sheet, with anticipated pro forma net leverage initially at approximately 2.8x, which will be reduced over time.

Gannett will finance the acquisition through cash on hand, the issuance of approximately $650-675 million in new senior notes and borrowings under the company’s revolving credit agreement.

New Broadcasting and Digital Company

Following the separation, Gannett’s Broadcasting and Digital company, which has yet to be named, will remain headquartered in McLean, Virginia, and will trade on the NYSE. Gracia Martore will serve as Chief Executive Officer of the Broadcasting and Digital company at that time.

The Broadcasting business, which includes 46 television stations the company owns or services, will be the largest independent station group of major network affiliates in the top 25 markets. The company’s stations reach approximately one-third of all television households nationwide and represent the #1 NBC affiliate group, #1 CBS affiliate group and #4 ABC affiliate group (excluding owner-operators).

The Digital business will consist of several other well positioned and growing online companies in addition to Cars.com. The largest is CareerBuilder, a global leader in human capital solutions majority owned by Gannett, that provides services ranging from labor market intelligence to talent management software and other recruitment solutions. It is the largest online job site in the U.S., measured both by traffic and revenue, and has a presence in more than 60 markets worldwide.

Publishing Company

Following the separation, the Publishing company, which will retain the Gannett name, is expected to be listed for trading on the NYSE and will remain headquartered in McLean, Virginia. Robert J. Dickey, currently president of Gannett’s U.S. Community Publishing division, will become Chief Executive Officer of the Publishing company upon completion of the separation.

As the largest U.S. newspaper publisher, Gannett provides content through its flagship brand USA TODAY, a multi-platform news and information company that ranks #1 in combined print and digital circulation, according to the Alliance for Audited Media. It will also include 81 local U.S. daily publications as well as Newsquest, a leading regional community news provider in the U.K., with 17 daily paid-for titles and more than 200 weekly print products, magazines and trade publications.

The Publishing business will continue to build on its expanding digital presence, which includes digital products available on all platforms. The USA TODAY app is a top news app in the U.S. with more than 20 million downloads to date, and USATODAY.com continues to be one of the most popular news sites in the country.

Next Steps

The acquisition of the remaining interest in Cars.com, which is subject to regulatory approval and other customary closing conditions, is expected to be completed in the fourth quarter of this year.

Gannett’s management team will develop detailed separation plans for consideration by the Gannett board of directors over the coming months. Completion of the separation transaction is subject to certain conditions, including receipt of final board approval, receipt of an opinion from tax counsel regarding the tax-free nature of the distribution, and the effectiveness of a Form 10 registration statement to be filed with the Securities and Exchange Commission. The distribution to Gannett shareholders of shares of a new entity holding the Publishing business is expected to be completed in mid-2015. There can be no assurance regarding the ultimate timing of the proposed transactions or that they will be completed.

Investor Call

Gannett will hold an investor conference call to discuss this announcement today at 8:30 a.m. (Eastern Time). To access the call, please use one of the following dial-in numbers: 1-877-546-5019 (U.S. and Canada) and 1-857-244-7551 (International), and enter the conference ID number: 69413291.

A live webcast will be accessible through Gannett’s website, www.gannett.com. Allow at least 10 minutes to access Gannett’s home page and complete the links before the webcast begins.

A telephone replay of the call will be available until August 19, 2014. The replay dial-in numbers are 1-888-286-8010 (U.S. and Canada) and 1-617-801-6888 (International), and the Conference ID number is 16284976. In addition, the call will be archived on Gannett’s website in the “Investor Relations” section.

Advisors

Greenhill & Co. is acting as financial advisor on the separation transaction and Wachtell, Lipton, Rosen & Katz is acting as legal advisor. Greenhill & Co. and Citigroup are acting as financial advisors and Nixon Peabody LLP is acting as legal advisor on the purchase of Cars.com.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an international media and marketing solutions company that informs and engages more than 110 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people – and the companies who want to reach them – with their interests and communities. For more information, visit www.gannett.com.

Forward Looking Statements

Any statements contained in this communication that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including the potential acquisition of Cars.com, the potential distribution of Gannett’s Publishing business to its shareholders and the expected financial results of such acquisition and the two companies after the separation. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or company actions to differ materially from what is expressed or implied by these statements. There is no assurance as to the timing of the potential acquisition or spin-off or whether either of them will be completed. Economic, competitive, governmental, technological and other factors and risks that may affect Gannett’s operations or financial results are discussed in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, and in subsequent filings with the U.S. Securities and Exchange Commission. We disclaim any obligation to update these forward-looking statements other than as required by law.

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For media inquiries, contact:	For investor inquiries, contact:
Jeremy Gaines	Jeffrey Heinz
Vice President, Corporate Communications	Vice President, Investor Relations
703-854-6049	703-854-6917
jmgaines@gannett.com	jheinz@gannett.com

OR

Stephanie Pillersdorf/Pamela Blum

Sard Verbinnen & Co.

212-687-8080